Exhibit 10.10

February 3, 2012

Mr. Laurence Wilson

Via email

Re: Amended and Restated Terms of Employment by Yelp Inc.

Dear Laurence:

I am very pleased to confirm the terms of your continuing employment with Yelp Inc., a Delaware corporation (the “Company” or “Yelp”), in the position of General Counsel, reporting to the Company’s Chief Executive Officer. This letter (the “Letter”) amends and restates our original offer letter, dated September 19, 2007 (the “Prior Letter”), in its entirety.

1. Salary. Effective as of January 1, 2012, your annual base salary is $300,000 per year (as adjusted from time to time, your “Salary”), less all applicable deductions required by law, which is payable at the times and in the installments consistent with the Company’s then current payroll practice. Your Salary is subject to periodic review and adjustment in accordance with the Company’s policies as in effect from time to time.

2. Incentive Compensation & Benefits. You are eligible to participate in the incentive compensation programs, insurance programs and other employee benefit plans established by the Company for its employees from time to time in accordance with the terms of those programs and plans. The Company reserves the right to change the terms of its programs and plans at any time.

3. Equity Compensation. The Company has previously granted certain equity compensation awards to you, including awards under one or more of the Company’s equity incentive plans. This Letter does not amend any of your outstanding awards, each of which remains subject to its respective current award agreement and plan covering such award.

4. Executive Severance Plan. You are eligible to participate in the Yelp Inc. Executive Severance Benefit Plan (the “Severance Plan”), subject to the terms and conditions thereof. For clarity, nothing in the Severance Plan modifies the vesting or other terms of your existing equity award agreements.

5. Confidentiality. As an employee of the Company, you have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you signed the Company’s standard Confidentiality and Inventions Assignment Agreement (the “Confidentiality Agreement,” the terms of which are incorporated by reference herein) as a condition of your employment. Nothing in this letter modifies the terms of the Confidentiality Agreement, which remains in full force and effect. You further understand and agree that you will not to disclose any other information that has not been presented to you for public usage.

6. Non-Disparagement and Non-Solicitation. At all times during and after your Yelp employment, you agree that you will not take any actions to disrupt Yelp’s community or business or tarnish Yelp’s reputation. Specifically, you will not (a) use the Yelp websites or mobile applications (“Site”) to write harsh reviews, post negatively on Yelp Talk, or otherwise take actions that would be inconsistent with your tone and manner as an executive of the Company, (b) publicly announce or otherwise discuss your departure except as expressly permitted by Yelp in writing or as required by law, (c) materially alter your account profile on the Site (e.g., removing or editing reviews that you have previously written, photos that you have previously uploaded, or changing your user name), (d) use the Site or use Yelp’s confidential information to market any other product or service to the Site’s users, (e) disparage Yelp or its officers, directors, employees, shareholders, parents, subsidiaries, affiliates and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation, or (f) publicly discuss any non-public details about Yelp or your role at Yelp, or disclose any of Yelp’s proprietary and confidential information, including its trade secrets.

In addition, at all times during the period of your Yelp employment and for the one (1) year period thereafter, you will not, directly or indirectly, either for yourself or on behalf of another company, (i) recruit or otherwise solicit any Yelp employee or contributor to terminate his or her relationship with Yelp, or (ii) interfere or attempt to interfere with any existing relationship between Yelp and any Yelp customer.

Nothing in this Section 6 is intended to restrain you in any manner from engaging in any lawful profession, trade or business of any kind.

7. Conflicts & Competition. You represent that the performance of your duties in your current position will not violate the terms of any agreements you may have with others, including any former employer. You also understand that in your work for Yelp, you are prohibited from using or disclosing any confidential, proprietary or trade secret information of any former employer or other person to whom you have an obligation of confidentiality. Rather, you may use only information that is generally known and used by persons with training and experience comparable to your own, is common knowledge in the industry or otherwise legally in the public domain, or is otherwise provided or developed by Yelp. You agree that you have not brought, and you will not bring, onto Yelp premises or use in your work for Yelp any unpublished documents or property belonging to any former employer or third party that you are not authorized to use and disclose. You represent further that you have disclosed to Yelp any contract you have signed that might restrict your activities on behalf of Yelp.

8. Dispute Resolution. Nothing in this Letter modifies the terms of the Dispute Resolution Policy which you previously entered into with the Company.

9. Section 409A. Notwithstanding anything to the contrary in this Letter, it is intended that the benefits and other payments payable under this Letter satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-(b)(9) and this Letter will be construed to the greatest extent possible as consistent with those provisions. For purposes of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) (including, without limitation, Treasury Regulations

Section 1.409A-2(b)(2)(iii)), all payments made under this Letter and the Severance Plan will be treated as a right to receive a series of separate payments and, accordingly, each installment payment will at all times be considered a separate and distinct payment.

It is intended that any payment and any other benefits provided under this Letter or the Severance Plan that are not exempt from application of Section 409A will be interpreted and administered so as to comply with the requirements of Section 409A to the greatest extent possible, including the requirement that, notwithstanding any provision to the contrary in this Letter or the Severance Plan, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, and to the extent any payments due to you by the Company upon a Separation from Service are deemed to be “deferred compensation,” then to the extent delayed commencement of any portion of such payments (or delayed issuance of any shares subject to equity awards that are not themselves exempt from Section 409A) is required to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code and the related adverse taxation under Section 409A, such payments will not be provided to you (or such shares issued) prior to the earliest of (a) the expiration of the six month period measured from the date of your Separation from Service with the Company, (b) the date of your death, or (c) such earlier date as permitted under Section 409A without the imposition of adverse taxation, and on the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph will be paid in a lump sum to you, and any remaining payments due will be paid as otherwise provided in this Letter or the Severance Plan, without interest.

10. At Will Employment. While we look forward to a long and profitable relationship, you will be an at will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause. However, given the prominent nature of your role with the company, we ask that you provide a minimum of sixty (60) days’ advance notice if you decide to terminate your employment relationship with Yelp. During this time, we would expect you to perform your customary job duties, and assist as requested by Yelp in transitioning outstanding projects, tasks and relationships to other Yelp personnel. That said, nothing in this paragraph is intended to alter your at will employment relationship with Yelp, and your employment will remain on an at will basis. Any statements or representations to the contrary (and any statements contradicting any provision in this Letter) should be regarded by you as ineffective. Further, your participation in any stock incentive or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Any modification or change in your at will employment status may occur only by way of a written employment agreement signed by you and an authorized member of the Board of Directors.

11. Entire Agreement. This Letter, including your Confidentiality Agreement, and any other documents referred to herein, constitute the entire agreement and understanding of the parties with respect to the subject matter of this Letter, and supersede any and all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof, including, without limitation, the Prior Letter.

12. Severability. You understand that any violation of Sections 5, 6 or 7 could irreparably harm Yelp’s business and/or its growth potential and that, as such, Yelp may seek damages from you, in accordance with applicable law. If any provision of this Letter or any portion thereof is declared invalid, illegal, or incapable of being enforced by any court of competent jurisdiction, the remainder of such provisions and all of the remaining provisions of this Letter agreement shall continue in full force and effect.

13. Acceptance. Please sign the enclosed copy of this Letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this Letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me.

We look forward to your continued employment with the Company.

Very truly yours,

/s/ Jeremy Stoppelman

YELP INC.
Jeremy Stoppelman, CEO

I have read and understood this Letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of the terms of my employment except as specifically set forth herein.

/s/ Laurence Wilson	Date signed:	February 3, 2012
Laurence Wilson